The American Funds Tax-Exempt II
July 31, 2017
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$49,273
Class B	$2
Class C	$2,020
Class T*	$-
Class F-1	$2,227
Class F-2	$7,241
Class F-3	$874
Total	$61,637
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.5314
Class B	$0.3296
Class C	$0.3923
Class T	$0.1787
Class F-1	$0.5084
Class F-2	$0.5524
Class F-3	$0.2901
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	93,083
Class B	-
Class C	4,704
Class T	1
Class F-1	4,290
Class F-2	11,350
Class F-3	7,047
Total	120,475
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$17.63
Class B	$-
Class C	$17.63
Class T	$17.63
Class F-1	$17.63
Class F-2	$17.63
Class F-3	$17.63
* Amount less than one thousand.